EXHIBIT 21


                   KERR-McGEE CORPORATION AND SUBSIDIARY COMPANIES

                                    SUBSIDIARIES

                                                    State or Country       Percent
          Name of Subsidiary                        of Incorporation        Owned

Kerr-McGee Canada Ltd.                                   Canada              100%
Kerr-McGee Chemical Corporation                          Delaware            100%
Kerr-McGee Coal Corporation                              Delaware            100%
Kerr-McGee Credit Corporation                            Delaware            100%
Kerr-McGee Oil (U.K.) PLC                                England             100%
Kerr-McGee Refining Corporation                          Delaware            100%
  Cato Oil and Grease Co.                                Oklahoma            100%(1)
  Southwestern Refining Company, Inc.                    Delaware            100%(1)


(1)Owned by Kerr-McGee Refining Corporation

      A number of additional subsidiaries are omitted since, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary as of December 31, 1993.